Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS THIRD QUARTER 2013
RESULTS, PROVIDES OPERATIONAL UPDATE AND INCREASES GUIDANCE
DALLAS, Texas, November 6, 2013 -- Matador Resources Company (NYSE: MTDR) ("Matador" or the "Company"), an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources, with an emphasis on oil and natural gas shale and other unconventional plays and with a current focus on its Eagle Ford operations in South Texas and its Permian Basin operations in Southeast New Mexico and West Texas, today reported financial and operating results for the three and nine months ended September 30, 2013. Headlines include the following:

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Record oil production of 617,000 Bbl for the quarter ended September 30, 2013, resulting in a year-over-year increase of 104% from 303,000 Bbl produced in the quarter ended September 30, 2012, a sequential increase of 38% from 447,000 Bbl produced in the quarter ended June 30, 2013.

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Record oil and natural gas revenues of $81.9 million for the quarter ended September 30, 2013, a year-over-year increase of 115% from $38.0 million reported for the quarter ended September 30, 2012, and a sequential increase of 41% from $58.2 million for the quarter ended June 30, 2013.

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Record Adjusted EBITDA of $61.5 million for the third quarter of 2013, a year-over-year increase of 115% from $28.6 million reported for the third quarter of 2012, and a sequential increase of 51% from $40.8 million for the second quarter of 2013.

•	Record oil and natural gas revenues of $199.4 million for the nine months ended September 30, 2013, a year-over-year increase of 93% from $103.3 million for the nine months ended September 30, 2012.

•	Record Adjusted EBITDA of $142.9 million for the nine months ended September 30, 2013, a year-over-year increase of 83% from $77.9 million for the nine months ended September 30, 2012.

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Record total proved oil and natural gas reserves of 44.2 million BOE at September 30, 2013, including 13.9 million Bbl of oil and 182.0 Bcf of natural gas, with a PV-10 of $538.6 million (Standardized Measure of $486.1 million). Proved oil reserves increased 65% to 13.9 million Bbl at September 30, 2013, as compared to 8.4 million Bbl at September 30, 2012, and increased 32%, as compared to 10.5 million Bbl at December 31, 2012.

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Acquired approximately 49,000 gross (32,800 net) acres primarily in Lea and Eddy Counties, New Mexico between January 1 and November 6, 2013, bringing the Company's total acreage position in the Permian Basin in Southeast New Mexico and West Texas to approximately 64,900 gross (40,400 net) acres.

•	Increased previously announced 2013 annual oil production guidance from 1.8 to 2.0 million Bbl to 2.0 to 2.1 million Bbl.

•	Increased previously announced 2013 annual natural gas production guidance from 11.0 to 12.0 billion cubic feet to 12.0 to 13.0 billion cubic feet.

•	Increased previously announced 2013 annual oil and natural gas revenues guidance from $220 to $240 million to $250 to $270 million.

•	Increased previously announced 2013 annual Adjusted EBITDA guidance from $155 to $175 million to $180 to $190 million.

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The Company will hold an Analyst Day in Dallas, Texas, on December 12, 2013 at 10:00 a.m. Central Time to discuss its 2014 operational plan, capital budget and forecasts and its Permian Basin position.

Third Quarter 2013 Financial Results
Joseph Wm. Foran, Matador's Chairman, President and CEO, commented, "We are pleased to announce that the third quarter of 2013 was a record quarter for Matador, both financially and operationally. Our average daily oil production and average daily oil equivalent production for the third quarter were the best quarterly figures in the Company’s history, and for the second time this year, we have the pleasure of increasing guidance. Our third quarter growth reflects year-over-year increases of more than 100% in both oil production and Adjusted EBITDA. Furthermore, these achievements were accomplished while keeping debt essentially flat as compared to last year except for the approximately $40 million invested to build our Permian Basin acreage position.
"Our total acreage position continues to grow across all our major operating areas. Between January 1 and November 6, 2013, we have added significantly to our leasehold position in the Permian Basin, acquiring approximately 49,000 gross (32,800 net) acres in this area, primarily in Lea and Eddy Counties, New Mexico. We consider the majority of this acreage to be prospective for multiple oil and liquids-rich targets, including the Wolfcamp and Bone Spring plays. We also have been actively acquiring attractive acreage in both the Eagle Ford shale in South Texas and the Haynesville shale in Northwest Louisiana. Between July 1 and November 6, 2013, we have added approximately 1,250 gross (1,250 net) acres in South Texas and approximately 1,190 gross (1,190 net) acres in Northwest Louisiana. We expect to continue adding to our leasehold positions in all these areas throughout the remainder of 2013 as opportunities arise.
"In September we successfully completed a public offering of 9,775,000 shares of our common stock, including the full exercise of the underwriters' option to purchase an additional 1,275,000 shares. We raised $149.1 million in this offering, receiving net proceeds of approximately $141.7 million after discounts, commissions and other offering costs. This money has helped us move company-wide from two drilling rigs to three drilling rigs, including two full-time drilling rigs in the Eagle Ford shale in South Texas and one full-time drilling rig in the Permian Basin in Southeast New Mexico and West Texas. The net proceeds from this offering, combined with the increase to $350 million in the borrowing base under our revolving credit facility, has put the Company in an excellent financial position with close to $200 million in cash and liquidity available under our revolving credit facility at November 6, 2013."
Production and Revenues
Three Months Ended September 30, 2013 Compared to Three Months Ended September 30, 2012
The third quarter of 2013 was marked by a notable increase in oil production. Both the average daily oil equivalent production of 13,482 BOE and the average daily oil production of 6,703 Bbl for the third quarter of 2013 were the best quarterly figures in Matador’s history.
More specifically, oil production was approximately 617,000 Bbl of oil, or 6,703 Bbl of oil per day, during the third quarter of 2013, an increase of 38% sequentially, as compared to approximately 447,000 Bbl of oil, or 4,916 Bbl of oil per day, in the second quarter of 2013, and an increase of 104%, as compared to approximately 303,000 Bbl of oil, or 3,291 Bbl of oil per day, in the third quarter of 2012. Average daily oil equivalent production increased to 13,482 BOE per day (50% oil) in the third quarter of 2013 from 8,838 BOE per day (37% oil) during the comparable period of 2012. These year-over-year increases in the Company's average daily oil equivalent production and, in particular, the Company's average daily oil production, are directly attributable to the success of the Company's ongoing drilling operations in the Eagle Ford shale.
The 22% increase in Matador's natural gas production to 3.7 Bcf during the third quarter of 2013, as compared to 3.1 Bcf during the third quarter of 2012, was primarily attributable to several new high-volume Eagle Ford wells completed in the eastern portion of the Company's acreage late in the second quarter of 2013. Approximately 55% of the natural gas produced in the third quarter of 2013 was liquids-rich natural gas from the Eagle Ford shale, as compared to only about 12% of total natural gas production in the third quarter of 2012. In the third quarter of 2013, the Company's weighted average price realized for its Eagle Ford natural gas production, including the uplift from natural gas liquids ("NGLs"), was approximately $6.01 per Mcf, as compared to $3.13 per Mcf realized for its Haynesville natural gas production.

Total quarterly realized revenues, including realized loss on derivatives, increased 95% to $80.7 million for the three months ended September 30, 2013, as compared to $41.4 million for the three months ended September 30, 2012. Oil and natural gas revenues increased 115% to $81.9 million in the third quarter of 2013 from $38.0 million during the comparable period of 2012. This increase in oil and natural gas revenues includes an increase in oil revenues of $34.2 million and an increase in natural gas revenues of $9.7 million between the respective periods. Oil revenues increased 114% to $64.2 million for the three months ended September 30, 2013, as compared to $30.1 million for the three months ended September 30, 2012. This increase in oil revenues reflects the 104% increase in oil production between the comparable periods, while the increase in natural gas revenues reflects the 22% increase in natural gas production between the respective periods and the 82% increase in the weighted average natural gas price, including NGLs, realized by Matador to $4.71 per Mcf during the third quarter of 2013 compared to $2.59 per Mcf realized during the third quarter of 2012.
Nine Months Ended September 30, 2013 Compared to Nine Months Ended September 30, 2012
Oil production increased 93% from approximately 788,000 Bbl of oil, or 2,876 Bbl of oil per day, during the first nine months of 2012 to approximately 1,524,000 Bbl of oil, or 5,584 Bbl of oil per day, during the first nine months of 2013. This increase in oil production is attributable to ongoing drilling operations and improvements in frac design and production techniques used in the Eagle Ford shale. Average daily oil equivalent production increased 36% from 8,534 BOE per day (34% oil) during the first nine months of 2012 to 11,663 BOE per day (48% oil) during the first nine months of 2013. Natural gas production not only increased 7% from 9.3 Bcf for the first nine months of 2012, to approximately 10.0 Bcf during the first nine months of 2013, but also 38% of the natural gas produced in the nine months ended September 30, 2013 was liquids-rich natural gas from the Eagle Ford shale, as compared to 11% during the nine months ended September 30, 2012.
Total realized revenues increased 74% (despite a realized loss on derivatives of $0.5 million) from $114.4 million for the nine months ended September 30, 2012 to $198.8 million for the nine months ended September 30, 2013. Oil and natural gas revenues increased 93% from $103.3 million during the first nine months of 2012 to $199.4 million during the comparable period of 2013. This increase in oil and natural gas revenues included an increase in oil revenues of $76.5 million and an increase in natural gas revenues of $19.6 million between the respective periods. Oil revenues increased 94% from $81.0 million for the nine months ended September 30, 2012 to $157.5 million for the nine months ended September 30, 2013. Natural gas revenues increased 88% from $22.2 million for the nine months ended September 30, 2012 to $41.8 million for the nine months ended September 30, 2013.
Adjusted EBITDA
Adjusted EBITDA, a non-GAAP financial measure, increased 115% to $61.5 million for the three months ended September 30, 2013, as compared to $28.6 million for the three months ended September 30, 2012. Sequentially, Adjusted EBITDA increased 51% to $61.5 million, as compared to $40.8 million reported for the second quarter of 2013. Adjusted EBITDA increased 83% to $142.9 million for the nine months ended September 30, 2013, as compared to $77.9 million during the comparable period in 2012.
For a definition of Adjusted EBITDA and a reconciliation of net income (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDA (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.
Proved Reserves and PV-10
At September 30, 2013, Matador's estimated total proved oil and natural gas reserves were 44.2 million BOE, including 13.9 million Bbl of oil and 182.0 Bcf of natural gas (30.3 million BOE), with a PV-10 of $538.6 million (Standardized Measure of $486.1 million) compared to estimated total proved reserves of 20.9 million BOE, including 8.4 million Bbl of oil and 74.9 Bcf of natural gas (12.5 million BOE), with a PV-10 of $363.6 million (Standardized Measure of $333.9 million) at September 30, 2012. Sequentially, Matador's estimated total proved oil and natural gas reserves increased 14% from 38.9 million BOE, including 12.1 million Bbl of oil and 160.8 Bcf of natural gas (26.8 million BOE), with a PV-10 of $522.3 million (Standardized Measure of $477.6 million) at June

30, 2013. Estimated proved oil reserves increased 65% to 13.9 million Bbl at September 30, 2013, as compared to 8.4 million Bbl at September 30, 2012.
The unweighted arithmetic average of first-day-of-the-month natural gas prices required to be used to estimate natural gas reserves at September 30, 2013 increased to $3.605 per MMBtu, as compared to $2.826 per MMBtu at September 30, 2012 and $3.444 per MMBtu at June 30, 2013. As a result of the improvement in natural gas prices over the past year, Matador added approximately 100 Bcf (16.7 million BOE) of proved undeveloped natural gas reserves in the Haynesville shale in Northwest Louisiana to its total estimated proved reserves in the second and third quarters of 2013, which are reflected in the Company's estimated total proved reserves at September 30, 2013. The reserves estimates in all periods presented were prepared by the Company's engineering staff and audited by Netherland, Sewell & Associates, Inc., independent reservoir engineers.
For a reconciliation of Standardized Measure (GAAP) to PV-10 (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.
Net Income (Loss)
For the quarter ended September 30, 2013, Matador reported net income of approximately $20.1 million and earnings of $0.35 per common share, as compared to a net loss of approximately $9.2 million and a loss of $0.17 per common share for the quarter ended September 30, 2012. The Company's earnings per share for the quarter ended September 30, 2013 were unfavorably impacted by a non-cash unrealized loss on derivatives of $9.3 million but favorably impacted by a low effective tax rate resulting from the reversal of the full valuation allowance against its net federal deferred tax assets maintained in previous quarters.
For the nine months ended September 30, 2013, Matador reported net income of approximately $29.7 million and earnings of $0.53 per common share compared to a net loss of approximately $12.1 million and a loss of $0.23 per common share for the nine months ended September 30, 2012. For the nine months ended September 30, 2013, the Company's earnings per share were unfavorably impacted by a non-cash unrealized loss on derivatives of $6.6 million and by a non-cash full-cost ceiling impairment charge to operations of $21.2 million recorded during the first quarter of 2013, but were favorably impacted by a low effective tax rate as described above.

Quarterly Sequential Financial Results

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Oil production increased 38% to approximately 617,000 Bbl, or about 6,703 Bbl of oil per day, in the third quarter of 2013 from approximately 447,000 Bbl, or about 4,916 Bbl of oil per day, in the second quarter of 2013.

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Oil and natural gas revenues increased 41% to $81.9 million in the third quarter of 2013 from $58.2 million in the second quarter of 2013. The Company realized a weighted average oil price of $104.15 per Bbl and a weighted average natural gas price of $4.71 per Mcf during the third quarter of 2013, as compared to $99.77 per Bbl and $4.38 per Mcf, respectively, during the second quarter of 2013.

•	Adjusted EBITDA increased 51% to $61.5 million in the third quarter of 2013, as compared to $40.8 million reported in the second quarter of 2013.

Operating Expenses Update
Production Taxes and Marketing
Production taxes and marketing expenses increased to $6.6 million (or $5.29 per BOE) for the three months ended September 30, 2013, as compared to $2.8 million (or $3.47 per BOE) for the three months ended September 30, 2012. This increase was primarily due to the increase in oil and natural gas revenues by approximately 115% during the three months ended September 30, 2013, as compared to the three months ended September 30, 2012. The majority of these increases on both an absolute and a unit-of-production basis was attributable to production taxes associated with the increase in oil production and associated oil revenues during the three months ended

September 30, 2013 resulting from drilling operations in the Eagle Ford shale in South Texas. Production taxes on a unit-of-production basis on the Company's oil and natural gas production in Texas are effectively higher than the production taxes on a unit-of-production basis on the Company's production in Louisiana. As a result, the shift in Matador's focus from the Haynesville shale in Northwest Louisiana to the Eagle Ford shale in South Texas has also caused its production taxes on a unit-of-production basis to increase.
Lease Operating Expenses (“LOE”)
Lease operating expenses increased on an absolute basis to $8.6 million (or $6.91 per BOE) but decreased on a per unit basis for the three months ended September 30, 2013, as compared to $6.5 million (or $7.98 per BOE) for the three months ended September 30, 2012. Lease operating expenses also decreased sequentially from $10.1 million (or $10.53 per BOE) in the second quarter of 2013. The year-over-year increase in total LOE was primarily attributable to the overall increase in oil production and the higher lifting costs associated with oil production between the comparable periods, as well as to the increased percentage of oil being produced, which was 50% of total production by volume in the third quarter of 2013, compared to only 37% of total production by volume in the third quarter of 2012. The decrease of approximately 13% on a per unit basis to $6.91 per BOE for the three months ended September 30, 2013, as compared to $7.98 per BOE for the three months ended September 30, 2012, was attributable to the continued improvement in operating efficiencies in the Company's Eagle Ford properties in South Texas. During 2012, the Company frequently produced new wells through rental test equipment monitored by 24-hour contract personnel on an extended basis until permanent facilities were in place, resulting in higher operating costs. As the Company drills new wells on existing properties where the production facilities are already in place or where they can be installed relatively quickly, the Company typically does not incur these types of expenses. Additional factors contributing to the decrease in LOE on a per unit basis were a decrease in workover costs primarily attributable to the Company's initial use of gas lift rather than rod pumps on most of its recent Eagle Ford wells and a decrease in per barrel salt water disposal costs in the quarter.
Depletion, depreciation and amortization (“DD&A”)
Total depletion, depreciation and amortization expenses increased to $26.1 million for the three months ended September 30, 2013 from $21.7 million for the three months ended September 30, 2012. On a unit-of-production basis, however, DD&A expenses decreased to $21.06 per BOE for the three months ended September 30, 2013, or a decrease of about 21%, from $26.66 per BOE for the three months ended September 30, 2012. The increase in DD&A expenses was attributable to the increase in oil and natural gas production by approximately 53% to 1,240 MBOE from 813 MBOE during the respective periods, but was offset by the decrease in the DD&A rate on a per unit basis. This decrease on a unit-of-production basis was primarily attributable to the 112% increase in proved oil and natural gas reserves to 44.2 million BOE at September 30, 2013 from 20.9 million BOE at September 30, 2012.
General and administrative (“G&A”)
Total general and administrative expenses increased to $5.4 million (or $4.35 per BOE) for the three months ended September 30, 2013, as compared to $3.4 million (or $4.23 per BOE) for the three months ended September 30, 2012. The increase in G&A expenses for the three months ended September 30, 2013 was primarily attributable to an increase in non-cash stock-based compensation costs of $1.3 million to $1.2 million for the three months ended September 30, 2013, as compared to $(0.1) million for the three months ended September 30, 2012. The remaining increase was due to additional payroll expenses associated with personnel added between the respective periods to support the Company's increased operations. The increase in stock-based compensation expense was attributable to the continued vesting of awards granted in 2012 and 2013, as well as the increased fair value of the Company's liability-based stock options during the three months ended September 30, 2013 as a result of the increase in Matador's underlying stock price during the same period. G&A expenses increased by approximately 3% on a unit-of-production basis to $4.35 per BOE for the three months ended September 30, 2013, as compared to $4.23 per BOE for the three months ended September 30, 2012. On a unit-of-production basis, G&A expenses remained relatively unchanged as the increase in costs was offset by the 53% increase in oil and natural gas production between the respective periods.

Operations Update
During the first quarter of 2013, Matador had two contracted drilling rigs operating full-time in South Texas and virtually all of our operated drilling and completion activities there were focused on the Eagle Ford shale. In late April 2013, one of these contracted drilling rigs was moved to Southeast New Mexico to begin a three-well exploration program testing portions of the Company's leasehold acreage in the Permian Basin in Southeast New Mexico and West Texas, while the second contracted drilling rig continued to operate in the Eagle Ford in South Texas. In mid-August 2013, the Company added a third contracted drilling rig to its drilling program and returned to operating two contracted drilling rigs in the Eagle Ford shale play. Matador expects to operate two contracted drilling rigs in the Eagle Ford shale for the remainder of 2013 and throughout 2014. As a result of recent acreage acquisitions in Southeast New Mexico and West Texas, encouraging preliminary indications from its drilling program and the production results from nearby properties, the Company now intends to operate one contracted drilling rig in the Permian Basin for the remainder of 2013 and throughout 2014. At November 6, 2013, the two Eagle Ford rigs were operating in La Salle and Karnes Counties, Texas, respectively, and the Permian Basin rig was operating in Loving County, Texas.

During the first nine months of 2013, Matador's operations were focused primarily on the exploration and development of its Eagle Ford shale properties in South Texas. During the nine months ended September 30, 2013, the Company completed and began producing oil and natural gas from 16 gross (16.0 net) operated and 4 gross (1.5 net) non-operated Eagle Ford shale wells. The Company also participated in 5 gross (0.4 net) non-operated Haynesville shale wells in Northwest Louisiana and one non-operated test of the Buda formation in South Texas (approximately 21% working interest).

In late April 2013, Matador initiated an exploration program testing portions of its leasehold position in the Permian Basin in Southeast New Mexico and West Texas. As these are the first wells Matador has drilled in this area, the Company is collecting additional well log, core and other petrophysical data on these initial test wells and evaluating and testing a number of zones in order to determine its operational plan and drilling schedule for the Company's Permian rig for 2014. At November 6, 2013, Matador is flowing back the Ranger 33 State Com #1H after completion of a horizontal lateral drilled in the Second Bone Spring sand. The Company completed the 4,300-ft horizontal lateral with 18 frac stages, including approximately 165,000 Bbl of fluid and 7.5 million pounds of sand (6.6 million pounds of white sand and 900,000 pounds of resin-coated tail in).  Although only about 10% of the load water has been recovered at November 6, 2013, the well continues to meet or exceed expectations at this point.  Matador is also continuing to evaluate geological data and potential completion intervals in a number of horizons in the Ranger 12 State #1 vertical well, and is currently flowing the well back after performing a completion in the Avalon Shale. At November 6, 2013, Matador was drilling a third exploration well on its Permian leasehold, the Dorothy White #1H well in Loving County, Texas, which is a horizontal well testing the Upper Wolfcamp. After this test, this drilling rig will move to our Indian Draw area to drill the Rustler Breaks 12-24-27 #1H well in Eddy County, New Mexico. The Company expects to have additional results to report from its first three appraisal wells at its Analyst Day on December 12, 2013.

During the three months ended September 30, 2013 specifically, Matador completed and began producing oil and natural gas from 5 gross (5.0 net) operated and 2 gross (0.7 net) non-operated Eagle Ford shale wells. The Company completed three operated Eagle Ford wells on its Sickenius lease in Karnes County, Texas, one well on its Pena lease in northwest La Salle County, Texas and one well on its Hennig lease in Gonzales County, Texas. The two non-operated wells were completed on the Company's Troutt acreage in central La Salle County. The Sickenius and Pena wells began producing in early to mid-July, and the Hennig and Troutt wells began producing in early to mid-September. Matador plans to continue its practice of drilling and fracturing multiple wells from a single pad site, as well as shutting in offsetting producing wells during fracturing operations in the Eagle Ford, and anticipates that up to 20% of its production may be shut in at various times during the fourth quarter of 2013.

During the second quarter of 2013, Matador completed the Martin Ranch #35H, its first 40-acre test well in La Salle County, Texas.  During the first four months of production, this well has produced approximately 36,000 Bbl of oil and was still averaging about 200 Bbl of oil per day just prior to shut in on October 15, 2013 in preparation for a fracturing operation on an offsetting well.  Due to the encouraging results of this test well, the Company drilled and completed two additional 40-acre wells on its Newman lease in La Salle County, Texas and drilled four additional 40-acre wells on its Martin Ranch lease, which it expects to be completed in November 2013.  Early in the third quarter of 2013, Matador began producing the Sickenius #3H and Sickenius #4H, a pair of 50-acre spaced wells in Karnes County, Texas.  During the first three months of production, these wells have each produced approximately 35,000 Bbl of oil and are still averaging about 300 Bbl of oil per day.  The Company is also encouraged by the initial performance of these down-spaced wells, and as a result, has drilled and completed two additional 40-acre wells on its Danysh lease in Karnes County, Texas.  Although the preliminary data shows possible communication between all down-spaced test wells, they continue to outperform 80-acre spaced wells completed with older frac designs. The Company plans additional 40-acre tests on its Northcut and Pawelek properties during the fourth quarter of 2013.

Acreage Acquisitions
Matador began the year with approximately 15,900 gross (7,600 net) acres in the Permian Basin in Southeast New Mexico and West Texas. Between January 1 and November 6, 2013, Matador has acquired an additional approximately 49,000 gross (32,800 net) acres in this area, primarily in Lea and Eddy Counties, New Mexico. Including these acreage acquisitions, at November 6, 2013, Matador’s total Permian Basin acreage position in Southeast New Mexico and West Texas is approximately 64,900 gross (40,400 net) acres.

Matador has also been actively acquiring attractive acreage in both South Texas and Northwest Louisiana. Between July 1 and November 6, 2013, Matador has acquired approximately 1,250 gross (1,250 net) acres in South Texas and approximately 1,190 gross (1,190 net) acres in Northwest Louisiana. Matador expects to continue adding to its leasehold position in each of these operating areas throughout the remainder of 2013 and in 2014.

Liquidity Update

On September 10, 2013, Matador completed a public offering of 9,775,000 shares of common stock, including 1,275,000 shares issued pursuant to the underwriters’ exercise of their option to purchase additional shares. After deducting underwriting discounts, commissions and direct offering costs totaling approximately $7.4 million, Matador received net proceeds of approximately $141.7 million. The Company intends to use these net proceeds primarily to fund a portion of its capital expenditures, including for the addition of a third rig to its drilling program. The Company also intends to use net proceeds from this offering to fund the acquisition of additional acreage in the Eagle Ford shale, the Permian Basin and the Haynesville shale and for other general working capital needs. Pending such uses, Matador used $130.0 million of the net proceeds to repay outstanding borrowings under its revolving credit facility (the "Credit Agreement") in September 2013, which amounts may be reborrowed in accordance with the terms of that facility. The remaining $11.7 million of the offering net proceeds was used to fund working capital requirements.

On August 7, 2013, the borrowing base under the Credit Agreement was increased to $350.0 million from $280.0 million, based on the lenders' review of Matador's proved oil and natural gas reserves at June 30, 2013. At September 30, 2013, Matador had cash and certificates of deposits totaling approximately $6.4 million and the Company had $145.0 million of outstanding long-term borrowings and approximately $0.3 million in outstanding letters of credit. These borrowings bore interest at an effective interest rate of 4.0% per annum. The Company expects to access future borrowings under the Credit Agreement to fund its remaining 2013 and 2014 capital expenditure requirements in excess of amounts available from the Company's operating cash flows. Subsequent to September 30, 2013, the Company borrowed an additional $15.0 million to fund a portion of its working capital requirements and the acquisition of additional leasehold interests. At November 6, 2013, the Company had $160.0 million in borrowings outstanding under the Credit Agreement and approximately $0.3 million in outstanding letters of credit issued pursuant to the Credit Agreement.

Matador's preliminary 2014 capital expenditure budget is estimated between $425.0 million and $450.0 million and includes approximately $400.0 million for drilling and completing oil and natural gas exploration and development wells with the remainder allocated to lease acquisitions, seismic data, pipelines and other infrastructure. As a result of the receipt of the net proceeds received from the September 2013 public equity offering, current availability and anticipated increases in the borrowing base under the Credit Agreement, and anticipated increases in oil and natural gas production and related revenues, excluding any possible significant acquisitions, the Company expects to have sufficient future borrowing capacity under the Credit Agreement and cash flows from operations to fund capital expenditure requirements for the remainder of 2013 and for 2014.

Hedging Positions

From time to time, Matador uses derivative financial instruments to mitigate its exposure to commodity price risk associated with oil, natural gas and natural gas liquids prices and to protect its cash flows and borrowing capacity.
At November 6, 2013, Matador had the following hedges in place, in the form of costless collars and swaps, for the remainder of 2013.

•	Approximately 0.3 million Bbl of oil at a weighted average floor price of $88/Bbl and a weighted average ceiling price of $106/Bbl.

•	Approximately 0.8 Bcf of natural gas at a weighted average floor price of $3.19/MMBtu and a weighted average ceiling price of $4.45/MMBtu.

•	Approximately 2.0 million gallons of natural gas liquids at a weighted average price of $1.20/gallon.

At November 6, 2013, Matador also had the following hedges in place, in the form of costless collars and swaps, for 2014.

•	Approximately 2.3 million Bbl of oil at a weighted average floor price of $88/Bbl and a weighted average ceiling price of $99/Bbl.

•	Approximately 8.4 Bcf of natural gas at a weighted average floor price of $3.32/MMBtu and a weighted average ceiling price of $5.15/MMBtu.

•	Approximately 5.8 million gallons of natural gas liquids at a weighted average price of $1.28/gallon.

2013 Guidance Update and Increase
Matador provides the following guidance increase for 2013 compared to guidance previously revised upwards on May 8, 2013, including (1) an increase in estimated total oil production from 1.8 to 2.0 million Bbl to 2.0 to 2.1 million Bbl, (2) an increase in estimated total natural gas production from 11.0 to 12.0 billion cubic feet to 12.0 to 13.0 billion cubic feet, (3) an increase in estimated oil and natural gas revenues from $220 to $240 million to $250 to $270 million, (4) an increase in estimated Adjusted EBITDA from $155 to $175 million to $180 to $190 million and (5) no change to estimated capital spending of $370 million, which was increased effective September 4, 2013 in connection with the Company's equity offering.
This marks the second time this year the Company has increased its 2013 guidance since announcing its initial guidance at Analyst Day on December 6, 2012. Matador is increasing its guidance in response to its year-to-date drilling and operational results, which are tracking above expectations and earlier guidance. The increased guidance for 2013 estimated oil production of 2.0 to 2.1 million Bbl represents a significant year-over-year increase in oil production of 67% to 75%, as compared to the 1.2 million Bbl of oil produced in 2012.
The Company would also like to reiterate its second quarter guidance commentary from August 7, 2013. At that time, the Company cautioned that production and financial results were likely to be uneven for the remainder of 2013 and subject to various operating conditions and operating practices followed by Matador. The Company intends to continue drilling and completing multiple Eagle Ford shale wells from single pads from time to time with its walking rig and also intends to continue its practice of shutting in producing wells while it conducts hydraulic fracturing operations on multi-well pads. Accordingly, Matador estimates that up to 20% of its production capacity may be shut in at various times during the fourth quarter. In addition, the Company's decision to employ a split drilling schedule between the Eagle Ford in South Texas and the Permian Basin in Southeast New Mexico and West Texas prior to the addition of the third contracted drilling rig to the Company's drilling program and the decision to methodically test the efficacy of downspacing in the Eagle Ford shale have contributed to the unevenness of the Company's production results during 2013. As a result of these operational decisions and other operational procedures, and in accordance with its previous guidance, Matador estimates that its production may decline by as much as 10% during the fourth quarter of 2013. The Company also anticipates an increase in production again during the first quarter of 2014 as compared to the fourth quarter of 2013 as well as a sequential increase in the first six months of 2014 as compared to the last six months of 2013. Matador continues to believe that these operational practices will lead to better overall well performance, improved and accelerated well recoveries and operational efficiencies that are increasing rates of return by saving hundreds of thousands of dollars per well and increasing production and ultimate recoveries. Matador believes that a six-month to six-month comparison is a better way to evaluate the Company's progress due to its high growth rate, size and operating practices. Matador has averaged 64% growth each sequential six month period since its initial public offering in February 2012, increasing oil production to 1.1 million Bbl or approximately 5,800 Bbl per day for the six month period ended September 30, 2013 from 0.2 million Bbl or approximately 1,300 Bbl per day for the six month period ended March 31, 2012, the quarter in which Matador went public.
Matador Analyst Day
Matador will be hosting an Analyst Day on Thursday, December 12, 2013 at 10:00 a.m. Central Time at the Hilton Dallas Lincoln Centre in Dallas, Texas. The meeting will include an overview of its 2014 operational plan, capital budget and forecasts, plus an update on geology and drilling and completion techniques in its areas of operation. The call will be available via webcast and additional details will be released closer to the date.
Conference Call Information
The Company will host a conference call on Thursday, November 7, 2013, at 9:00 a.m. Central Time to discuss the third quarter 2013 financial and operational results. To access the conference call, domestic participants should dial (800) 510-9691 and international participants should dial (617) 614-3453. The participant passcode is 66901007. The conference call will also be available through the Company's website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab. Domestic participants accessing the telephonic replay should dial (888) 286-8010 and international participants should dial (617) 801-6888. The participant passcode is 36737549. The replay for the event will also be available on the Company's website at www.matadorresources.com through Wednesday, November 27, 2013.
About Matador Resources Company
Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Eagle Ford shale play in South Texas and the Wolfcamp and Bone Spring plays in the Permian Basin in Southeast New Mexico and West Texas. Matador also operates in the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. In addition, Matador has a large exploratory leasehold position in Southwest Wyoming and adjacent areas of Utah and Idaho where it is testing the Meade Peak shale.
For more information, visit Matador Resources Company at www.matadorresources.com.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; our ability to execute our business plan, including whether our drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; our ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; our ability to make acquisitions on economically acceptable terms; availability of sufficient capital to execute our business plan, including from future cash flows, increases in our borrowing base and otherwise; weather and environmental conditions; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador's SEC filings, including the “Risk Factors” section of Matador's most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.
Contact Information

Mac Schmitz
Investor Relations
(972) 371-5225
mschmitz@matadorresources.com

Matador Resources Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	September 30, 2013	December 31, 2012

ASSETS
Current assets
Cash	$6,330	$2,095
Certificates of deposit	40	230
Accounts receivable
Oil and natural gas revenues	26,722	24,422
Joint interest billings	2,600	4,118
Other	1,077	974
Derivative instruments	1,037	4,378
Deferred income taxes	1,948	—
Lease and well equipment inventory	687	877
Prepaid expenses	3,250	1,103
Total current assets	43,691	38,197
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	951,736	763,527
Unproved and unevaluated	213,084	149,675
Other property and equipment	29,219	27,258
Less accumulated depletion, depreciation and amortization	(445,193)	(349,370)
Net property and equipment	748,846	591,090
Other assets
Derivative instruments	995	771
Deferred income taxes	—	411
Other assets	2,288	1,560
Total other assets	3,283	2,742
Total assets	$795,820	$632,029
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$20,280	$28,120
Accrued liabilities	50,048	59,179
Royalties payable	10,352	6,541
Derivative instruments	4,178	670
Advances from joint interest owners	10	1,515
Income taxes payable	980	—
Deferred income taxes	—	411
Other current liabilities	87	56
Total current liabilities	85,935	96,492
Long-term liabilities
Borrowings under Credit Agreement	145,000	150,000
Asset retirement obligations	6,147	5,109
Deferred income taxes	3,609	—
Other long-term liabilities	2,463	1,324
Total long-term liabilities	157,219	156,433
Shareholders’ equity
Common stock - $0.01 par value, 80,000,000 shares authorized; 66,927,261 and 56,778,718 shares issued; and 65,625,418 and 55,577,667 shares outstanding, respectively	670	568
Additional paid-in capital	548,051	404,311
Retained earnings (deficit)	14,710	(15,010)
Treasury stock, at cost, 1,301,843 and 1,201,051 shares, respectively	(10,765)	(10,765)
Total shareholders’ equity	552,666	379,104
Total liabilities and shareholders’ equity	$795,820	$632,029

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Oil and natural gas revenues	$81,868	$38,008	$199,367	$103,250
Realized (loss) gain on derivatives	(1,165)	3,371	(519)	11,147
Unrealized loss on derivatives	(9,327)	(12,993)	(6,626)	(1,149)
Total revenues	71,376	28,386	192,222	113,248
Expenses
Production taxes and marketing	6,559	2,822	15,107	7,605
Lease operating	8,569	6,491	29,608	17,511
Depletion, depreciation and amortization	26,127	21,680	74,593	52,799
Accretion of asset retirement obligations	86	59	248	170
Full-cost ceiling impairment	—	3,596	21,229	36,801
General and administrative	5,395	3,439	14,146	11,321
Total expenses	46,736	38,087	154,931	126,207
Operating income (loss)	24,640	(9,701)	37,291	(12,959)
Other income (expense)
Net loss on asset sales and inventory impairment	—	—	(192)	(60)
Interest expense	(2,038)	(144)	(4,919)	(453)
Interest and other income	66	55	181	157
Total other expense	(1,972)	(89)	(4,930)	(356)
Income (loss) before income taxes	22,668	(9,790)	32,361	(13,315)
Income tax provision (benefit)
Current	902	188	980	188
Deferred	1,661	(781)	1,661	(1,430)
Total income tax provision (benefit)	2,563	(593)	2,641	(1,242)
Net income (loss)	$20,105	$(9,197)	$29,720	$(12,073)
Earnings (loss) per common share
Basic
Class A	$0.35	$(0.17)	$0.53	$(0.23)
Class B	$—	$—	$—	$(0.03)
Diluted
Class A	$0.35	$(0.17)	$0.53	$(0.23)
Class B	$—	$—	$—	$(0.03)
Weighted average common shares outstanding
Basic
Class A	58,016	55,271	55,766	53,379
Class B	—	—	—	140
Total	58,016	55,271	55,766	53,519
Diluted
Class A	58,152	55,271	55,889	53,379
Class B	—	—	—	140
Total	58,152	55,271	55,889	53,519

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Nine Months Ended September 30,
	2013	2012
Operating activities
Net income (loss)	$29,720	$(12,073)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Unrealized loss on derivatives	6,626	1,149
Depletion, depreciation and amortization	74,593	52,799
Accretion of asset retirement obligations	248	170
Full-cost ceiling impairment	21,229	36,801
Stock-based compensation expense	2,763	(223)
Deferred income tax provision (benefit)	1,661	(1,430)
Net loss on asset sales and inventory impairment	192	60
Changes in operating assets and liabilities
Accounts receivable	(886)	(8,718)
Lease and well equipment inventory	198	(285)
Prepaid expenses	(2,148)	179
Other assets	(728)	(650)
Accounts payable, accrued liabilities and other current liabilities	(10,702)	6,105
Royalties payable	3,812	4,065
Advances from joint interest owners	(1,505)	1,782
Income taxes payable	980	188
Other long-term liabilities	1,139	406
Net cash provided by operating activities	127,192	80,325
Investing activities
Oil and natural gas properties capital expenditures	(257,216)	(212,702)
Expenditures for other property and equipment	(3,058)	(5,297)
Purchases of certificates of deposit	(61)	(416)
Maturities of certificates of deposit	251	1,485
Net cash used in investing activities	(260,084)	(216,930)
Financing activities
Repayments of borrowings under Credit Agreement	(130,000)	(123,000)
Borrowings under Credit Agreement	125,000	116,000
Proceeds from issuance of common stock	149,069	146,510
Swing sale profit contribution	—	24
Cost to issue equity	(6,933)	(11,599)
Proceeds from stock options exercised	—	2,660
Taxes paid related to net share settlement of stock-based compensation	(9)	—
Payment of dividends - Class B	—	(96)
Net cash provided by financing activities	137,127	130,499
Increase (decrease) in cash	4,235	(6,106)
Cash at beginning of period	2,095	10,284
Cash at end of period	$6,330	$4,178

Matador Resources Company and Subsidiaries
SELECTED OPERATING DATA - UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net Production Volumes:(1)
Oil (MBbl)	617	303	1,524	788
Natural gas (Bcf)	3.7	3.1	10.0	9.3
Total oil equivalent (MBOE)(2),(3)	1,240	813	3,184	2,338
Average daily production (BOE/d)(3)	13,482	8,838	11,663	8,534
Average Sales Prices:
Oil, with realized derivatives (per Bbl)	$101.69	$100.56	$102.24	$104.25
Oil, without realized derivatives (per Bbl)	$104.15	$99.33	$103.34	$102.86
Natural gas, with realized derivatives (per Mcf)	$4.81	$3.57	$4.35	$3.47
Natural gas, without realized derivatives (per Mcf)	$4.71	$2.59	$4.20	$2.39
Operating Expenses (per BOE):
Production taxes and marketing	$5.29	$3.47	$4.74	$3.25
Lease operating	$6.91	$7.98	$9.30	$7.49
Depletion, depreciation and amortization	$21.06	$26.66	$23.43	$22.58
General and administrative	$4.35	$4.23	$4.44	$4.84

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) Thousands of barrels of oil equivalent.
(3) Estimated using a conversion ratio of one Bbl of oil per six Mcf of natural gas.

SELECTED ESTIMATED PROVED RESERVES DATA - UNAUDITED

	At September 30,	At December 31,	At September 30,
	2013	2012	2012
Estimated proved reserves:(1),(2)
Oil (MBbl)	13,878	10,485	8,411
Natural Gas (Bcf)	182.0	80.0	74.9
Total (MBOE)(3)	44,211	23,819	20,894
Estimated proved developed reserves:
Oil (MBbl)	6,859	4,764	3,783
Natural Gas (Bcf)	56.9	54.0	53.4
Total (MBOE)(3)	16,338	13,771	12,686
Percent developed	37.0%	57.8%	60.7%
Estimated proved undeveloped reserves:
Oil (MBbl)	7,019	5,721	4,628
Natural Gas (Bcf)	125.1	26.0	21.5
Total (MBOE)(3)	27,873	10,048	8,208
PV-10 (in millions)	$538.6	$423.2	$363.6
Standardized Measure (in millions)	$486.1	$394.6	$333.9

(1) Numbers in table may not total due to rounding.
(2) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(3) Thousands of barrels of oil equivalent, estimated using a conversion ratio of one Bbl of oil per six Mcf of natural gas.

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company's operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are forward-looking or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because the forward-looking Adjusted EBITDA numbers included in this press release are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items.

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2013	2013	2012	2013	2012
Unaudited Adjusted EBITDA Reconciliation to Net Income (Loss):
Net income (loss)	$25,119	$20,105	$(9,197)	$29,720	$(12,073)
Interest expense	1,609	2,038	144	4,919	453
Total income tax provision (benefit)	32	2,563	(593)	2,641	(1,242)
Depletion, depreciation and amortization	20,234	26,127	21,680	74,593	52,799
Accretion of asset retirement obligations	80	86	59	248	170
Full-cost ceiling impairment	—	—	3,596	21,229	36,801
Unrealized (gain) loss on derivatives	(7,526)	9,327	12,993	6,626	1,149
Stock-based compensation expense	1,032	1,239	(51)	2,763	(223)
Net loss on asset sales and inventory impairment	192	—	—	192	60
Adjusted EBITDA	$40,772	$61,485	$28,631	$142,931	$77,894

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2013	2013	2012	2013	2012
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$51,684	$43,280	$28,799	$127,192	$80,325
Net change in operating assets and liabilities	(12,553)	15,265	(500)	9,840	(3,072)
Interest expense	1,609	2,038	144	4,919	453
Current income tax provision	32	902	188	980	188
Adjusted EBITDA	$40,772	$61,485	$28,631	$142,931	$77,894

PV-10
PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. PV-10 is not an estimate of the fair market value of the Company's properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies' properties without regard to the specific tax characteristics of such entities. The PV-10 at September 30, 2013, June 30, 2013, December 31, 2012 and September 30, 2012 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by reducing PV-10 by the discounted future income taxes associated with such reserves. The discounted future income taxes at September 30, 2013, June 30, 2013, December 31, 2012 and September 30, 2012 were, in millions, $52.5, $44.7, $28.6 and $29.7, respectively.